UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2012

Zynex, Inc.

(Exact name of registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9990 Park Meadows Drive Lone Tree, Colorado 80124

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (303) 703-4906

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2012, Zynex Neurodiagnostics, Inc, a Colorado corporation and wholly owned subsidiary of Zynex, Inc. (the “Company”) completed the purchase of substantially all the assets of NeuroDyne Medical Corp. (“NeuroDyne”) pursuant to an asset purchase agreement by and among the Company, NeuroDyne and NeuroDyne’s largest shareholder, Tahir Chaudry. NeuroDyne manufactures advanced medical devices for non-invasive measurement of sEMG and autonomic nervous systems. The total consideration was $100,000 in cash and 266,468 shares of Zynex, Inc. restricted common stock paid at closing and an additional $100,000 cash payment due sixty days from the closing date. The asset purchase agreement also provides for additional contingent consideration payable to NeuroDyne, based on a percentage of net revenue generated by NeuroDyne products over the next 7 years ranging from 10% in 2012 to 0.5% in 2018. NeuroDyne also agreed to indemnify the Company for any liabilities relating to NeuroDyne’s business prior to closing, liabilities not assumed by the Company and for other matters typical in transactions of this nature.

The above summary does not purport to be a complete summary of the asset purchase agreement and is qualified in its entirety by reference to the asset purchase agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The contents of Item 1.01 above are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Asset Purchase Agreement dated March 9, 2011 between Zynex Neurodiagnostics, Inc, NeuroDyne Medical Corp. and Tahir Chaudry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc.

Date: March 13, 2012	By:	/s/ Thomas Sandgaard
Thomas Sandgaard
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement dated March 9, 2011 between Zynex Neurodiagnostics, Inc, NeuroDyne Medical Corp. and Tahir Chaudry.